CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ABC Funding, Inc.
Houston, Texas

We consent to the inclusion in this Form S-1 Registration Statement of ABC Funding, Inc., expected to be filed with the Securities and Exchange Commission on December 1, 2008, of our report dated September 8, 2008 relating to the consolidated financial statements as of June 30, 2008 and 2007 and for the years ended June 30, 2008 and 2007 and for the period from February 21, 2006 (inception) through June 30, 2008, respectively. We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in this Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

December 1, 2008